Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the InterContinental Hotels Group PLC Colleague Share Plan of our reports dated 22 February 2021, with respect to the Consolidated Financial Statements of InterContinental Hotels Group PLC and the effectiveness of internal control over financial reporting of InterContinental Hotels Group PLC, included in its Annual Report (Form 20-F) for the year ended 31 December 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England

05 March 2021